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                           August 23, 2023

       Alan Chan
       Chief Legal Officer
       NAUTILUS, INC.
       17750 S.E. Way
       Vancouver, Washington 98683

                                                        Re: NAUTILUS, INC.
                                                            Registration
Statement on Form S-1
                                                            Filed on August 17,
2023
                                                            File No. 333-274051

       Dear Alan Chan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sarah
Sidwell at 202-551-4733 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing
       cc:                                              Keith Townsend